Exhibit 99.1

PRESS RELEASE

AbbVie Completes Acquisition of ImmunoGen

-	Adds flagship antibody-drug conjugate (ADC) ELAHERE® (mirvetuximab soravtansine-gynx) for folate receptor-alpha (FRα) positive platinum-resistant ovarian cancer (PROC) to AbbVie’s portfolio
-	ImmunoGen's pipeline complements AbbVie's existing oncology pipeline, with potential to be transformative across multiple solid tumors and hematologic malignancies
-	ImmunoGen's late-stage development programs for ELAHERE provide opportunity to expand into earlier lines of therapy and additional patient populations
-	AbbVie reaffirms previously issued 2024 full-year adjusted diluted EPS guidance range of $11.05-$11.25 which now includes a $0.42 per share dilutive impact related to the ImmunoGen acquisition and the pending Cerevel Therapeutics acquisition
-	AbbVie updates previously issued 2024 first-quarter adjusted diluted EPS guidance range from $2.30-$2.34 to $2.26-$2.30 which now includes a $0.04 per share dilutive impact related to the ImmunoGen acquisition

NORTH CHICAGO, Ill., February 12, 2024 – AbbVie (NYSE: ABBV) announced today that it has completed its acquisition of ImmunoGen (NASDAQ: IMGN). With the completion of the acquisition, ImmunoGen is now part of AbbVie.

“Together with ImmunoGen, we have the potential to continue redefining the standard of care for those living with cancer,” said Robert A. Michael, president and chief operating officer, AbbVie. “The addition of ImmunoGen’s treatment for ovarian cancer will accelerate our ability to help patients today, expand our oncology pipeline and drive long-term revenue growth well into the next decade. I want to thank ImmunoGen for their efforts to advance science for patients and we look forward to welcoming our new colleagues to AbbVie.”

ELAHERE® (mirvetuximab soravtansine-gynx), is the first and only ADC approved by the U.S. Food and Drug Administration (FDA) in ovarian cancer. The FDA granted accelerated approval for ELAHERE in FRα positive platinum-resistant ovarian cancer patients based on response data. Results from a confirmatory trial currently under review by the FDA show that ELAHERE is the first targeted agent to offer a survival benefit in platinum-resistant ovarian cancer patients, with label expansion opportunities across larger segments of the ovarian cancer market.

ImmunoGen’s follow-on pipeline of ADCs further builds on AbbVie’s existing solid tumor pipeline of novel targeted therapies and next-generation immuno-oncology assets, which have the potential to create new treatment possibilities across multiple solid tumors and hematologic malignancies. Through focused R&D efforts, AbbVie has developed novel ADC technology and has unique strengths in antibody engineering, drug linker chemistry and toxin research. AbbVie and ImmunoGen’s combined capabilities represent an opportunity to deliver potentially transformative ADC therapies to patients.

ImmunoGen's investigational Phase 1 asset, IMGN-151, is a next-generation FRα ADC for ovarian cancer with the potential for expansion into other solid tumor indications.

AbbVie Inc.	+1 (847) 938-9190
1 North Waukegan Road	abbvie.com
North Chicago, IL 60064

Pivekimab sunirine, currently in Phase 2, is an investigational anti-CD123 ADC targeting blastic plasmacytoid dendritic cell neoplasm (BPDCN), a rare blood cancer, which was granted FDA breakthrough therapy designation for the treatment of relapsed/refractory BPDCN.

For additional background on the acquisition, please read the announcement press release here and view AbbVie’s investor presentation here.

Financial Terms

AbbVie has acquired all outstanding ImmunoGen common stock for $31.26 per share. It is expected that ImmunoGen's common stock will cease to trade on the NASDAQ stock exchange prior to market open on February 12, 2024. AbbVie expects its acquisition of ImmunoGen to be accretive to AbbVie’s diluted EPS beginning in 2027 and significantly accretive over the long-term.

Full-Year 2024 Outlook

AbbVie is reaffirming its previously issued 2024 full-year adjusted diluted EPS guidance range of $11.05-$11.25. This guidance now includes a $0.42 per share dilutive impact related to the completed ImmunoGen acquisition, as well as the pending Cerevel Therapeutics acquisition, which is anticipated to close in mid-2024. AbbVie’s 2024 adjusted diluted EPS guidance excludes any impact from acquired IPR&D and milestones that may be incurred during 2024, as both cannot be reliably forecasted.

AbbVie is updating its previously issued 2024 first-quarter adjusted diluted EPS guidance range from $2.30 - $2.34 to $2.26 - $2.30. This guidance now includes a $0.04 per share dilutive impact related to the ImmunoGen acquisition. AbbVie’s 2024 first-quarter adjusted diluted EPS guidance excludes any impact from acquired IPR&D and milestones that may be incurred in the quarter, as both cannot be reliably forecasted.

About ELAHERE (mirvetuximab soravtansine-gynx)

ELAHERE (mirvetuximab soravtansine-gynx) is a first-in-class ADC comprising a folate receptor alpha-binding antibody, cleavable linker, and the maytansinoid payload DM4, a potent tubulin inhibitor designed to kill the targeted cancer cells.

ELAHERE is indicated for the treatment of adult patients with folate receptor-alpha (FRα) positive, platinum-resistant epithelial ovarian, fallopian tube, or primary peritoneal cancer, who have received one to three prior systemic treatment regimens. Select patients for therapy based on an FDA-approved test. This indication is approved under accelerated approval based on tumor response rate and durability of response. Continued approval for this indication may be contingent upon verification and description of clinical benefit in a confirmatory trial.

The prescribing information includes a boxed warning. ELAHERE can cause severe ocular toxicities, including visual impairment, keratopathy, dry eye, photophobia, eye pain, and uveitis. Conduct an ophthalmic exam including visual acuity and slit lamp exam prior to initiation of ELAHERE, every other cycle for the first 8 cycles, and as clinically indicated. Administer prophylactic artificial tears and ophthalmic topical steroids. Withhold ELAHERE for ocular toxicities until improvement and resume at the same or reduced dose. Discontinue ELAHERE for Grade 4 ocular toxicities.

AbbVie Inc.	+1 (847) 938-9190
1 North Waukegan Road	abbvie.com
North Chicago, IL 60064

Serious adverse reactions occurred in 31% of patients. The most common (≥2%) serious adverse reactions were intestinal obstruction (8%), ascites (4%), infection (3%), and pleural effusion (3%). Fatal adverse reactions occurred in 2% of patients, including small intestinal obstruction (1%) and pneumonitis (1%).The most common (≥20%) adverse reactions, including laboratory abnormalities, were vision impairment, fatigue, increased aspartate aminotransferase, nausea, increased alanine aminotransferase, keratopathy, abdominal pain, decreased lymphocytes, peripheral neuropathy, diarrhea, decreased albumin, constipation, increased alkaline phosphatase, dry eye, decreased magnesium, decreased leukocytes, decreased neutrophils, and decreased hemoglobin.

Please see full Prescribing Information, including Boxed Warning for ELAHERE.

About AbbVie in Oncology

At AbbVie, we are committed to transforming standards of care for multiple blood cancers while advancing a dynamic pipeline of investigational therapies across a range of cancer types. Our dedicated and experienced team joins forces with innovative partners to accelerate the delivery of potential breakthrough medicines. We are evaluating more than 20 investigational medicines in over 300 clinical trials across some of the world's most widespread and debilitating cancers. As we work to have a remarkable impact on people's lives, we are committed to exploring solutions to help patients obtain access to our cancer medicines. For more information, please visit http://www.abbvie.com/oncology.

About AbbVie

AbbVie's mission is to discover and deliver innovative medicines and solutions that solve serious health issues today and address the medical challenges of tomorrow. We strive to have a remarkable impact on people's lives across several key therapeutic areas – immunology, oncology, neuroscience, and eye care – and products and services in our Allergan Aesthetics portfolio. For more information about AbbVie, please visit us at www.abbvie.com. Follow @abbvie on LinkedIn, Facebook, Instagram, X (formerly Twitter), and YouTube.

Forward-Looking Statements

Some statements in this news release are, or may be considered, forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. The words "believe," "expect," "anticipate," "project" and similar expressions and uses of future or conditional verbs, generally identify forward-looking statements. AbbVie cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. Such risks and uncertainties include, but are not limited to, risks related to the ability to realize the anticipated benefits of the ImmunoGen acquisition on the anticipated timeframe or at all, risks that the cost to consummate the ImmunoGen acquisition or to obtain the anticipated benefits of the acquisition could be greater than expected, the risk that the ImmunoGen business will not be integrated successfully, disruption from the ImmunoGen acquisition making it more difficult to maintain business and operational relationships, the diversion of management’s attention from ongoing business operations and opportunities, negative effects of the consummation of the acquisition on business or employee relationships or the market price of AbbVie’s common stock and/or operating results, significant transaction costs, the assumption of unknown

AbbVie Inc.	+1 (847) 938-9190
1 North Waukegan Road	abbvie.com
North Chicago, IL 60064

liabilities, the risk of litigation and/or regulatory actions related to the acquisition or ImmunoGen’s business, challenges to intellectual property, competition from other products, difficulties inherent in the research and development process, adverse litigation or government action, and changes to laws and regulations applicable to our industry. Additional information about the economic, competitive, governmental, technological and other factors that may affect AbbVie's operations is set forth in Item 1A, "Risk Factors," of AbbVie's 2022 Annual Report on Form 10-K, which has been filed with the Securities and Exchange Commission, as updated by its subsequent Quarterly Reports on Form 10-Q. AbbVie undertakes no obligation, and specifically declines, to release publicly any revisions to forward-looking statements as a result of subsequent events or developments, except as required by law.

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Media:	Investors:
Gabrielle Tarbert	Liz Shea
(224) 244-0111	(847) 935-2211
gabrielle.tarbert@abbvie.com	liz.shea@abbvie.com

AbbVie Inc.	+1 (847) 938-9190
1 North Waukegan Road	abbvie.com
North Chicago, IL 60064